MUTUAL FUND SUB- INVESTMENT ADVISORY AGREEMENT

This MUTUAL FUND SUB-INVESTMENT ADVISORY AGREEMENT ("Agreement") is made this 20th day of September, 2013 by and between American Independence Financial Services, LLC (the "Adviser") and Cougar Global Investments Ltd. (the "Sub-Adviser" and together with the Adviser, the "Parties");

WHEREAS, the American Independence Funds Trust (the "Trust"), a Delaware business trust, is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), consisting of several Funds of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Adviser to provide the Trust with business and asset management services for the MAR Tactical Conservative Growth Fund, MAR Tactical Moderate Growth Fund, MAR Tactical Growth Fund and MAR Tactical Aggressive Growth Fund (the "Funds"), subject to the control of the Trust's Board of Trustees;

WHEREAS, the Trust has retained the Adviser to provide the Trust with business and asset management services for the Funds;

WHEREAS, the Trust's agreement with the Adviser permits the Adviser to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment management services to the Funds, and the Sub-Adviser is willing to render such services.

NOW THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree to enter into this Sub-Investment Advisory Agreement as follows:

1. **Duties of Sub-Adviser.** The Adviser employs the Sub-Adviser to continuously review, supervise, and administer the investment program of the Funds, to determine in the Sub-Adviser's discretion the securities to be purchased or sold, to provide the Adviser and the Trust with records concerning the Sub-Adviser's activities which the Trust is required to maintain, and to render regular reports to the Adviser and to the Trust's officers and Trustees upon request concerning the Sub-Adviser's discharge of the foregoing responsibilities. The Sub-Adviser shall discharge the foregoing responsibilities subject to the Adviser's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish (which will be promptly provided to the Sub-Adviser by the Adviser), and in compliance with the objectives, policies, and limitations for the Funds set forth in the Trust's current registration statement as amended from time to time, and applicable laws and regulations. The Sub-Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. The Adviser, acting on the information provided by the Sub-Adviser, will instruct the Trust's Custodian(s) to hold and/or transfer the Funds' assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodians.) The Sub-Adviser will not be responsible for Trust or Fund expenses except as explicitly specified in this Agreement.

2. **Fund Transactions.** On behalf of the Sub-Adviser, the Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of securities for the Funds and is directed to use its best efforts to obtain the best net results with respect to brokers' commissions and discounts as described in the Trust's current registration statement as amended from time to time. The Adviser may, from time to time, consult with the Sub-Adviser in such selection, but the Adviser will have final discretion in such selection. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Sub-Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Sub-Adviser or any of its affiliates. The Sub-Adviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to Fund transactions as they may reasonably request.

3. **Compensation of the Sub-Adviser.** For the services to be rendered by the Sub-Adviser as provided in Sections 1 and 2 of this Agreement, the Adviser shall pay to the Sub-Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Sub-Adviser monthly in arrears, and shall be calculated by applying the annual percentage rate(s) as specified in the attached Schedule A to the average month-end assets of the Funds during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s). The compensation earned under the contract will be held in an interest-bearing escrow account with the Funds' custodian or a bank. Payment of said compensation shall be the sole responsibility of the Adviser and shall in no way be an obligation of the Funds or of the Trust.

4. **Other Services.** At the specific written request of the Adviser, the Sub-Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Sub-Adviser and billed to the Adviser at a price to be agreed upon by the Sub-Adviser and the Adviser.

5. **Reports.** Each of the Adviser (on behalf of the Trust) and the Sub-Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of its financial statements, and such other information with regard to its affairs as each may reasonably request.

6. **Status of Sub-Adviser.** Except as specifically agreed otherwise in writing, the services of the Sub-Adviser to the Trust are not to be deemed exclusive, and the Sub-Adviser and its directors, officers, employees and affiliates shall be free to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association, and to render similar services to others so long as Sub-Adviser's ability to meet its obligations to the Fund hereunder is not impaired in a material manner thereby. The Sub-Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent to the Adviser or the Trust. Nothing herein shall be deemed or construed as constituting either the Adviser or the Sub-Adviser as agent, representative, partner, joint venturer or employee of the other for any purposes and neither Party will have the right to bind or create any obligation, express or implied, on behalf of the other Party.

7. **Certain Records.** In compliance with the requirements of Rule 31a-3 under the 1940 Act, and any other applicable federal or state rule, the Sub-Adviser hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. The Sub-Adviser further agrees preserve for the periods prescribed any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Sub-Adviser on behalf of the Adviser or the Trust. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable law and regulations.

8. **Liability; Indemnification.**

a. Except as to the indemnification hereunder, neither Party nor any of its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or law, or for any loss suffered by the other Party or Fund in connection with the matters to which this Agreement relates, except that no provision of this Agreement shall be deemed to protect any Party or person against any liability to which the Party or person might otherwise be subject by reason of any action(s) taken in bad faith, willful misfeasance, or gross negligence in the performance of its duties or the reckless disregard of its material obligations and duties under this Agreement. In no case shall Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to Sub-Adviser by Adviser. As used in this Section, the term "Sub-Adviser" shall include any officers, directors, employees or other affiliates of Sub-Adviser performing services pursuant to this Agreement.

b. Each Party ("Indemnifying Party") hereby agrees to defend, indemnify and hold harmless the other Party ("Indemnified Party") from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' fees and expenses) actually suffered or incurred by the Indemnified Party ("Losses") arising out of or resulting from any claim, action, suit, arbitration, inquiry, proceeding or investigation brought or threatened against a Party ("Action") by a third party against any Indemnified Party that arises, directly or indirectly, out of or relates to (i) actions taken or not taken by the Indemnifying Party under this Agreement, except for actions taken or not taken by the Indemnifying Party based upon specific information, instructions or requests given or made to the Indemnifying Party by the Indemnified Party; or (ii) any claim that Indemnifying Party has violated any applicable law, rule or regulation; provided, however, in either case, the Indemnifying Party will not be liable for any Losses resulting from the Indemnified Party's breach of its obligations, terms, representations and warranties under this Agreement, or bad faith, willful misconduct or gross negligence.

c. The Indemnified Party shall give the Indemnifying Party prompt written notice of any Action giving rise to a right of indemnification under this Agreement, provided that the failure to provide such notice shall not release the Indemnifying Party from any obligations under this Section 8 except to the extent that it is materially prejudiced by such failure. Following receipt of such notice, the Indemnifying Party shall be entitled to assume and control the defense of the Action at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice; provided that if there exists a conflict of interest that would make it inappropriate, in the reasonable judgment of counsel to the Indemnified Party, for the same counsel to represent both the Indemnified Party and the

Indemnifying Party the Indemnified Party shall be entitled to retain its own counsel at the Indemnifying Party's expense. In the event that the Indemnifying Party exercises the right to undertake any such defense, the Indemnified Party shall cooperate with the Indemnifying Party and shall make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the possession or control of Indemnified Party or its affiliates as the Indemnifying Party may reasonably request. Neither Party shall, without the prior written consent of the other Party (which consent shall not be unreasonably withheld), effect any settlement on behalf of such other Party of any Action in respect of which such other Party is or is likely to become a party, unless such settlement includes an unconditional release of such other Party from all liability on all claims that are the subject matter of such claim or Action.

d. Each Party's sole remedy for matters covered by the indemnification in Section 8 shall be claims made in accordance with such indemnity.

9. **Permissible Interests.** To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Sub-Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Sub-Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Sub-Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

10. **Duration and Termination.** This Agreement, unless sooner terminated as provided herein, shall continue for a period of two years after its initial approval and only so long as such continuance thereafter for such one year periods is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Funds; provided, however, that if the shareholders of the Funds fail to approve the Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated at any time without the payment of any penalty, by Adviser, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding securities of each Fund on not less than 60 days' written notice to the Sub-Adviser, or by the Sub-Adviser at any time without the payment of any penalty, on not less than 60 days' written notice to the Adviser and the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary address of such party, unless such party has previously designated another address.

As used in this Section 10, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

11. Notice. Any notice or other communication required to be given to the Sub-Adviser pursuant to this Agreement shall be in writing and delivered to the Sub-Adviser at:

Cougar Global Investments, Ltd.
Attention: Atsuko (Annie) Hiraoka
357 Bay Street, Suite 1001
Toronto, Ontario, Canada M5H 2T7
Tel:: (416) 840 – 8559

or other such address as the Sub-Adviser may designate in writing to the Adviser. Any notice or other communication required to be given to Adviser pursuant to this Agreement shall be in writing and delivered to:

American Independence Financial Services, LLC
Attention: Eric Rubin
230 Park Avenue
New York, NY 10017
Tel: (646) 747-3477

or such other address as Adviser may designate in writing to the Sub-Adviser. Any notice made by electronic communication shall be confirmed in writing.

12. Confidentiality.

a. The Parties understand that proprietary and confidential information will, from time to time, be exchanged. Proprietary and confidential information may include, but is not limited to, client lists, business and investment strategies, data compilations, financial statements and other information about the Trust, any Fund, the Advisor or Sub-Advisor; this information shall be deemed privileged and confidential if it is clearly designated in writing as such at the time it is exchanged or designated at a later time ("Confidential Information"), provided that disclosure of Confidential Information prior to the designation shall not constitute a breach of this provision. Each Party agrees not to disclose or disseminate Confidential Information without the written approval of the other Party. Further, the Parties acknowledge that Confidential Information shall be kept secret and confidential for a period of one (1) year from the date of receipt or any update thereto, unless a later date is specified in writing.

b. Confidential Information shall exclude any material that is (i) lawfully within the recipient's possession prior to the date of this Agreement and not subject to duty of confidentiality; (ii) voluntarily disclosed by a third-party so long as this third-party does not breach any obligation of confidentiality with respect to such information; (iii) is generally known or revealed to the public through no act or omission of the recipient; (iv) independently developed by the recipient without use or reference to the proprietary or confidential information of the other party; (v) is requested by any Federal or State regulatory body, court, association, authority or agency such as the National Association of Securities Dealers or the Securities and Exchange Commission; (vi) required by any law, rule or regulation applicable to the Trust or any Fund to be disclosed; (vii) generally distributed by the Adviser or Sub-Adviser relating to a Fund to shareholders, prospective investors, their advisers or the media, provided that the disseminating Party will consult with the other Party prior to distribution; or (viii) has not been specifically designated as Confidential Information in writing by the Party claiming confidentiality.

c. Each Party agrees that the other Party will be irreparably injured by a breach of this Section 12 and that monetary remedies would be inadequate to protect against any such breach and that the non-breaching Party shall be entitled to an injunction or other equitable relief as a remedy for such breach without proof of actual damages and without posting bond or other security. Such remedy shall not be deemed to be the exclusive remedy for a breach of those provisions but shall be in addition to all other remedies available at law or equity.

13. **Severability.** If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. **Governing Law.** This Agreement is made and shall be construed under the laws of the State of New York, without regard to its conflicts of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or rules or orders of the Securities and Exchange Commission thereunder.

15. **Amendments.** This Agreement may be amended only by a written instrument approved in writing by all parties hereto.

16. **Counterparts.** This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which shall be one and the same agreement.

17. A copy of the Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Cougar Global Investments, Ltd.

By: Dr James Breech

Title: President & CEO

American Independence Financial Services, LLC

By: Eric M. Rubin

Title: Eric M. Rubin, President

Schedule A
to the
Mutual Fund Sub-Investment Advisory Agreement
between
American Independence Financial Services, LLC
and
Cougar Global Investments Ltd.
for the
MAR Tactical Conservative Growth Fund
MAR Tactical Moderate Growth Fund
MAR Tactical Growth Fund
MAR Tactical Aggressive Growth Fund

American Independence Financial Services, LLC shall pay compensation to COUGAR Global Investments Ltd. pursuant to Section 3 of the Mutual Fund Sub-Investment Advisory Agreement between said parties in accordance with the following annual percentage rate (net of waivers and reimbursements):

Fund	Gross Fee per annum
MAR Tactical Conservative Growth Fund	0.30%
MAR Tactical Moderate Growth Fund	0.375%
MAR Tactical Growth Fund	0.375%
MAR Tactical Aggressive Growth Fund	0.375%

DATED: September 20, 2013